Exhibit 13

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of November 13, 2012 (the “Effective Date”), by and between Rho Ventures VI, L.P., a Delaware limited partnership (the “Purchaser”), and Melissa Payner (the “Seller”).

The Seller desires to sell, and the Purchaser desires to buy, 298,858 shares (the “Shares”) of the Common Stock, par value $.01 per share (the “Common Stock”), of Bluefly, Inc., a Delaware corporation (the “Company”), for a price per share of One U.S. Dollar ($1.00) (“Per Share Purchase Price”) on the terms and conditions set forth in this Agreement. It is the intention of the parties to this Agreement, that the transactions contemplated by this Agreement be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the satisfaction of the conditions for the so-called “Section 4 (1 1/2)” private resale exemption.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

Section 1.01 Purchase and Sale of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer and assign all of Seller’s right, title and interest in and to the Shares to the Purchaser, and the Purchaser hereby agrees to purchase the Shares from the Seller at a price per Share equal to the Per Share Purchase Price, for an aggregate purchase price of Two Hundred Ninety-Eight Thousand Eight Hundred Fifty-Eight U.S. Dollars ($298,858) (the “Purchase Price”).

Section 1.02 Gross-Up. Notwithstanding Section 1.01, in the event that during the period between the Effective Date and the date on which the Company first publicly announces earnings for the fiscal year ending December 31, 2012, the Purchaser or any of its affiliates enters into a definitive agreement to acquire all of the shares of Common Stock not currently owned by it and its affiliates, collectively, for a per share purchase price (the “Acquisition Per Share Purchase Price”) greater than the Per Share Purchase Price, then the Purchaser hereby agrees to pay the Seller within two (2) business days following consummation of such acquisition, for each Share sold by the Seller to the Purchaser hereunder, an amount in cash in immediately available funds equal to the positive difference, if any, between the Acquisition Per Share Purchase Price and the Per Share Purchase Price. The Seller acknowledges that the Purchaser has no current plans or intent to engage in any transaction that would trigger the payment required by this Section 1.02.

Section 1.03 The Closing. The closing of the purchase and sale of the Shares under this Agreement (the “Closing”) shall take place on the Effective Date. At the Closing, the Seller shall deliver to the Purchaser a stock certificate representing the Shares either (i) endorsed for transfer to the Purchaser or (ii) accompanied by an executed stock power sufficient to transfer such Shares to the Purchaser against payment of the Purchase Price therefore by the Purchaser in cash by wire transfer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Seller hereby represents and warrants to the Purchaser as follows:

Section 2.01 Authority and Approvals. The Seller has the power and authority to enter into and perform her obligations under this Agreement, and all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The Agreement has been duly and validly executed and delivered by the Seller. Assuming this Agreement constitutes a valid and binding agreement of the Purchaser, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

Section 2.02 The Shares. The Seller is the record and beneficial owner of the Shares and the Shares are the only shares of Common Stock owned by the Seller or any of her family members or affiliates. Except for this Agreement, there is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of any Shares, and there exist no liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares. Upon transfer of the Shares to the Purchaser at the Closing against payment of the Purchase Price, the Purchaser will acquire ownership of the Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares. The Seller represents (a) she acquired the Shares for investment purposes only and not with a view toward distribution or resale in violation of any applicable securities laws, and (b) that she is selling the Shares, as principal, for her own account and not as a broker or agent for another party. As used in this Agreement, the term “Person” shall be construed broadly to mean any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court or government agency, board or other entity or instrumentality.

Section 2.03 Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreements or instrument to which the Seller is a party or by which her or her assets may be bound, or (ii) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive, award or decree of any court, administrative agency or other governmental authority applicable to the Seller.

Section 2.04 Broker’s Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.05 Excluded Information.

(a) The Seller acknowledges that the Purchaser is an existing stockholder of the Company and that the Purchaser may have access to and may possess material nonpublic information regarding the Company not known to the Seller (the “Excluded Information”). The Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or the Purchaser, directly or indirectly, and may or may not be available to the Seller from sources other than the Company or the Purchaser. The Seller hereby assumes and accepts the risk that the Excluded Information will not be known to the Seller before making a binding commitment to consummate the sale of the Shares hereunder to the Purchaser and of the impact of the Excluded Information on the value of the Shares the Seller is selling to the Purchaser hereunder. The Seller further represents, warrants and acknowledges that she: (a) is a sophisticated seller with respect to the Shares, (b) has adequate information concerning the Shares, (c) has conducted, to the extent she deemed necessary, an independent investigation of such matters as, in her judgment, is necessary for her to make an informed investment decision with respect to the sale of the Shares to the Purchaser and with respect to the Purchaser as the purchaser of the Shares, and (d) has not relied upon the Purchaser for any investigation into, assessment of, or evaluation with respect to the sale of the Shares to the Purchaser or with respect to the Purchaser as the purchaser of the Shares.

(b) The Seller acknowledges that she has been afforded (i) the opportunity to receive information (including the Excluded Information) about the Company and its financial condition, results of operations, business, properties, management and prospects, and (ii) the opportunity to ask such questions of, and to receive answers from, representatives of the Purchaser concerning such information (including the Excluded Information), in each case sufficient to enable her to evaluate a decision to sell the Shares to the Purchaser.

(c) The Seller hereby:

(i) agrees that neither the Purchaser nor its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or representatives shall have any liability to the Seller or her affiliates with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(ii) waives any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to

Sections 10(b) and 20A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, and relinquishes all rights and remedies accorded by applicable law to a seller of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

(iii) with respect to the purchase and sale of the Shares, releases and discharges the Purchaser and its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or representatives and all successors and assigns thereto (each a “Released Party”) of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which the Seller and/or her affiliates, successors or assigns may have against any Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information whether asserted, unasserted, absolute, contingent, known or unknown.

(d) The Seller hereby represents to each Released Party that (i) it has not assigned any claim or possible claim against the Released Parties, (ii) it fully intends to release all claims against the Released Parties as set forth above, and (iii) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 2.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 3.01 Authorization of Agreement. The Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 3.02 Experience; Purchase for Investment; Transfer. The Purchaser is an existing stockholder of the Company and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Shares and is able financially to bear the risks thereof. The Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of applicable law, and the Purchaser has no present or contemplated agreement, undertaking, arrangement obligation, indebtedness, or commitment providing for the distribution or sale thereof. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom.

Section 3.03 Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of the Purchaser or any material agreements or instrument to which the Purchaser is a party or by which it or its assets may be bound, or (ii) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive, award or decree of any court, administrative agency or other governmental authority applicable to the Purchaser.

Section 3.04 Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, including, but not limited to, any fees payable to an agent, broker, investment or commercial banker, person or firm acting on behalf of or under the authority of such party who is entitled to any broker’s or finder’s fee or any other commission or fee directly or indirectly in connection with any of the transactions contemplated herein.

Section 4.02 Severability. If any provision of this Agreement shall be held invalid or unenforceable, each other provision hereof shall be given effect to the extent possible without such invalid or unenforceable provision and to that extent, the provisions of this Agreement shall be severable.

Section 4.03 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified or registered mail, postage prepaid, or sent by facsimile, with confirmation of receipt, addressed to such address as such party shall have furnished to the other parties in writing in accordance herewith. All such notices, requests, demands and other communications shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), or personally delivered, be effective four days after deposit in the mails or when personally delivered, respectively, addressed as aforesaid, unless otherwise provided herein and, when telecopied, shall be effective upon actual receipt.

Section 4.04 Modifications, Consents and Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. Any party hereto may waive compliance, with respect to any obligations owed to such party, with any provision of this Agreement. Any waiver hereunder shall be effective only if made in a writing signed by the party to be charged therewith and only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

Section 4.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

Section 4.06 Execution in Counterparts. This Agreement may be executed by the parties individually or in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 4.07 Headings. Article and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement.

Section 4.08 Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

PURCHASER:

RHO VENTURES VI, L.P.

By: RMV VI LLC, its General Partner
By: Rho Capital Partners LLC, its Managing Member

/s/ Jeffrey Martin
Name: Jeffrey Martin
Title: Attorney-in-Fact

SELLER:

MELISSA PAYNER

/s/ Melissa Payner